SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

United Financial Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[  ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:
........................................................................

2) Aggregate number of securities to which transaction applies:

.......................................................................
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

.......................................................................
4) Proposed maximum aggregate value of transaction:

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[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

March 13, 2009

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of United Financial Bancorp, Inc. (the “Company”). The Annual Meeting will be held at the office of United Bank located at 95 Elm Street, West Springfield, Massachusetts at 2:00 p.m. (local time) on April 16, 2009.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.  Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of three directors to the Board of Directors of the Company and the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2009.  For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” the election of directors, and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.  Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s / Richard B. Collins

Richard B. Collins
Chairman, President and Chief Executive Officer

United Financial Bancorp, Inc.
95 Elm Street
West Springfield, Massachusetts 01089
(413) 787-1700

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 16, 2009

Notice is hereby given that the Annual Meeting of United Financial Bancorp, Inc. (the “Company”) will be held at the office of United Bank located at 95 Elm Street, West Springfield, Massachusetts at 2:00 p.m. (local time) on April 16, 2009.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of three directors to the Board of Directors;

2.	the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2009; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof.  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on February 27, 2009 are the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER FOR YOU TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Terry J. Bennett

Terry J. Bennett
Corporate Secretary

March 13, 2009

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 16, 2009:  THIS PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND UNITED FINANCIAL BANCORP, INC.’S 2008 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE ON THE INTERNET AT HTTP://WWW.UBNKPROXYMATERIALS.COM.

PROXY STATEMENT

United Financial Bancorp, Inc.
95 Elm Street
West Springfield, Massachusetts 01089
(413) 787-1700

ANNUAL MEETING OF STOCKHOLDERS
April 16, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of United Financial Bancorp, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at the office of United Bank located at 95 Elm Street, West Springfield, Massachusetts, on April 16, 2009, at 2:00 p.m. (local time), and all adjournments of the Annual Meeting.  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 13, 2009.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon.  Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by sending written notice of revocation to the Secretary of the Company at the address shown above, delivering to the Company a duly executed proxy bearing a later date, or attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

VOTING SECURITIES AND VOTING PROCEDURES

Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on February 27, 2009 (the “Record Date”) are entitled to one vote for each share then held, except as described below.  As of the Record Date, the Company had 16,800,070 shares of common stock issued and outstanding.  The presence in person or by proxy of a majority of the issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Broker non-votes and proxies marked ABSTAIN will be counted for purposes of determining that a quorum is present.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of the Company’s Articles of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit.  Our Articles of Incorporation authorize the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to us to enable the Board of Directors to implement and apply the Limit.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” the election of the three nominees proposed by the Board of Directors or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the independent registered public accounting firm, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” from voting on the proposal.  The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked “ABSTAIN.”

Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company’s Board of Directors.

If you participate in the United Bank Employee Stock Ownership Plan (the “ESOP”), you will receive vote authorization forms for the plan that reflect all shares you may direct the trustees to vote on your behalf under the plan.  Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account.  The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of the Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.  The deadline for returning your voting instructions is April 10, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership.  The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, including shares owned by its directors and executive officers as a group.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership(1)	Outstanding

Barclays Global Investors, NA(2)	1,163,567	6.57
45 Fremont Street
San Francisco, CA 94105

Dimensional Fund Advisors, LP (3)	901,553	5.09
Palisades West Building One
6300 Bee Cave Road
Austin, Texas 78746

United Bank Employee Stock
Ownership Plan (4)	1,418,218	8.10
95 Elm Street
West Springfield, Massachusetts 01089

All Directors and Executive Officers	641,973	3.82
as a group (15 persons)
_____________________________
(1)
A person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date.  As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.  Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

_____________________________
(2)
Includes shares owned by entities affiliated with Barclays Global Investors, NA.  Share amount shown is based exclusively on a Schedule 13G filed by Barclays Global Investors, NA at the Securities and Exchange Commission on February 6, 2009.

(3)	Share amount shown is based exclusively on a Schedule 13G filed by Dimensional Fund Advisors, Inc. at the Securities and Exchange Commission on February 9, 2009.
(4)	Share amount shown is based exclusively on a Schedule 13G/A filed by the United Bank Employee Stock Ownership Plan at the Securities and Exchange Commission on February 12, 2009.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is currently composed of nine members, and is divided into three classes with one class of directors elected annually.  Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as directors Kevin E. Ross, Robert A. Stewart, Jr. and Thomas H. Themistos, each of whom is currently a member of the Board of Directors and each of whom has been nominated to serve for a three-year period and until his successor has been elected and shall qualify.

The table below sets forth certain information, as of the Record Date, regarding the composition of the Company’s Board of Directors, including the terms of office of Board members.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below.  If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.  There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Names and Addresses (1)	Age(2)	Positions Held	Director Since(3)	Current Term to Expire	Shares of Common Stock Beneficially Owned on Record Date (4)		Percent of Class

NOMINEES

Kevin E. Ross	56	Director	1991	2009	22,989		*
Robert A. Stewart, Jr.	58	Director	1991	2009	27,789	(5)	*
Thomas H. Themistos	69	Director	2004	2009	22,885		*

DIRECTORS CONTINUING IN OFFICE

Richard B. Collins	66	Chairman and Director, President and Chief Executive Officer	2002	2011	143,853	(6)	*
G. Todd Marchant	71	Director	1991	2011	22,466	(7)	*
Michael F. Werenski	49	Director	1991	2011	51,608	(8)	*
Michael F. Crowley	51	Director	2001	2010	35,997	(9)	*
Carol Moore Cutting	60	Director	2001	2010	22,444	(10)	*
Carol A. Leary	62	Director	2001	2010	25,091		*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Keith E. Harvey	61	Executive Vice President, Operations and Retail Sales	N/A	N/A	68,469		*
Mark A. Roberts	46	Executive Vice President and Chief Financial Officer	N/A	N/A	52,262	(11)	*
J. Jeffrey Sullivan	45	Executive Vice President and Chief Lending Officer	N/A	N/A	56,872		*
John J. Patterson	62	Senior Vice President, Risk Management	N/A	N/A	35,443	(12)	*
William Clark	44	Senior Vice President, Residential Lending	N/A	N/A	30,696	(13)	*
Dena M. Hall	35	Senior Vice President, Marketing and Community Relations	N/A	N/A	23,108	(14)	*

All Directors and Executive Officers as a Group (15 persons)					641,973	(15)	3.82
______________________
(1)	The mailing address for each person listed is 95 Elm Street, West Springfield, Massachusetts 01089.
(2)	As of February 27, 2009.
(3)	Reflects initial appointment to the Board of Directors of the mutual predecessor of United Bank.
(4)	See definition of “beneficial ownership” in the table in “Security Ownership of Certain Beneficial Owners.” Share amounts include shares allocated to executive officers in the ESOP.
(5)	Includes 5,800 shares held in Mr. Stewart’s individual retirement account.
(6)	Includes 15,611 shares of common stock held by Mr. Collins’ spouse and 10,000 shares held in Mr. Collins’ individual retirement account.
(7)	Includes 7,035 shares of common stock held in a trust.
(8)
Includes 4,787 shares of common stock held by Mr. Werenski’s spouse’s individual retirement account, 5,827 shares of common stock held in Mr. Werenski’s individual retirement accounts and 208 shares of common stock held by Mr. Werenski’s spouse.

(9)
Includes 5,203 shares of common stock held in Mr. Crowley’s individual retirement account, 4,663 shares of common stock jointly held by Mr. Crowley and his son and 3,622 shares of common stock held by Mr. Crowley as custodian for his daughter.  Mr. Crowley has pledged 3,000 of his shares to another financial institution as security for a loan.

(10)	Includes 2,601 shares of common stock held in Ms. Cutting’s individual retirement account and 52 shares of common stock held by a corporation.
(11)	Includes 1,095 shares of common stock held in Mr. Roberts’ individual retirement account.
(12)	Includes 1,849 shares of common stock held in Mr. Patterson’s individual retirement account.
(13)
Includes 1,000 shares held jointly by Mr. Clark’s spouse and son, 1,000 shares held by Mr. Clark’s spouse as custodian for Mr. Clark’s daughter, and 2,091 shares held jointly by Mr. Clark and his spouse.

(14)	Includes 177 shares of common stock held in a joint account with Ms. Hall’s spouse and 9,000 shares held in Ms. Hall’s individual retirement account.
(15)
Includes 24,706 shares of common stock allocated to the accounts of executive officers under the ESOP and excludes the remaining 1,236,629 shares of common stock (representing 7.36 % of the shares of common stock outstanding as of the Record Date) owned by the ESOP for the benefit of the employees of the Company and the Bank.  Under the terms of the ESOP, shares of common stock allocated to the account of employees are voted in accordance with the instructions of the respective employees.  Unallocated shares are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duties require otherwise.

*	Less than three-tenths of 1%.

The principal occupation during the past five years of each director and executive officer of the Company is set forth below.  All directors and executive officers have held their present positions for five years unless otherwise stated.

Directors

Richard B. Collins is President and Chief Executive Officer of the Company and the Bank.  Mr. Collins joined the Bank in 2001 as President.  Mr. Collins became the Chief Executive Officer and joined the Bank’s Board of Directors in 2002 and became Chairman of the Board in 2007.  Prior to his affiliation with the Bank, Mr. Collins was President and Chief Executive Officer of First Massachusetts Bank, N.A.

Michael F. Crowley is President of Crowley Real Estate Appraisers, Inc., located in Springfield, Massachusetts.

Carol Moore Cutting is the owner, President and General Manager of Cutting Edge Broadcasting Incorporated, a radio station located in Northampton, Massachusetts.

Carol A. Leary is President of Bay Path College, located in Longmeadow, Massachusetts.

G. Todd Marchant is retired.  Prior to his retirement in 2005, Mr. Marchant was a financial consultant with Grigsby and Smith, located in East Longmeadow, Massachusetts.

Kevin E. Ross is Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts.

Robert A. Stewart, Jr. is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency, located in Springfield, Massachusetts.

Thomas H. Themistos, CPA/PFS is a Tax/Financial Advisor. He retired September 1, 2007 from the firm Kostin, Ruffkess & Company, LLC, a regional public accounting firm with offices in Springfield, Massachusetts and Farmington and New London, Connecticut. Previously, he was Managing Partner at Themistos & Dane, P.C., which merged with Kostin, Ruffkess & Company, LLC in September 2005.

Michael F. Werenski is President and Treasurer of Marion & Werenski Insurance and Real Estate Agency, Inc., located in South Hadley, Massachusetts.

Executive Officers of the Company Who Are Not Also Directors

Mark A. Roberts is the Executive Vice President and Chief Financial Officer of the Company and the Bank.  He joined the Company and the Bank in 2006.  Prior to that, he served as the Vice President and Controller for The Connecticut Bank and Trust Company in Hartford, Connecticut and was the Vice President of Finance at Woronoco Savings Bank for six years.

Executive Officers of the Bank Who Are Not Also Directors

William Clark is Senior Vice President, Residential Lending.  Mr. Clark joined the Bank in 1998.

Dena M. Hall is the Senior Vice President of Marketing and Community Relations of the Bank.  She joined the Bank in 2005. Previously, she was the Director of Marketing for Woronoco Savings Bank for seven years.

Keith E. Harvey is the Executive Vice President for Operations and Retail Sales of the Bank.  Mr. Harvey joined the Bank in 1984.

John J. Patterson is Senior Vice President, Risk Management of the Bank.  Mr. Patterson joined the Bank in 1993.

J. Jeffrey Sullivan is Executive Vice President and Chief Lending Officer of the Bank.  Mr. Sullivan joined the Bank in 2003.

Board Independence

The Board of Directors has determined that, except as to Richard B. Collins, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards.  Mr. Collins is not considered independent because he is the President and Chief Executive Officer of the Company.

In determining the independence of the directors, the Board of Directors reviewed and considered the following business relationships:

•	Sponsorships, grants and tuition given to Bay Path College, of which Director Leary is President, which did not exceed $11,000;

•	Advertising on Cutting Edge Broadcasting Incorporated, a radio station of which Director Cutting is President and General Manager, which did not exceed $11,500;

•	Real estate appraisal services from Michael Crowley, d/b/a Crowley Real Estate Appraisals, Inc., which did not exceed $5,000; and

•	The auto insurance discounts offered to our employees by Ross Insurance Agency, Inc., of which Director Ross is Vice President and Treasurer.

Loans reviewed by the board of directors in the ordinary course of business to the Company’s independent directors were as follows:

Independent Director	Aggregate Amount Outstanding at February 27, 2009
Carol Moore Cutting	$27,883
Kevin E. Ross	146,983
Robert A. Stewart	282,780
Thomas H. Themistos	268,976(1)
Michael F. Werenski	21,819
_________________ (1) Represents the aggregate of five loans from United Bank to Mr. Themistos’ brother.

References to our Website Address

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the listing standards of the Nasdaq Stock Market.  These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

Lead Director

In 2007, the Governance Committee recommended and the Board of Directors of the Company approved the creation of the position of “Lead Director.”  The Lead Director is selected from the independent directors of the Company’s Board of Directors for a four-year rotation. Among other things, the Lead Director is responsible for:

•	presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the chairman and the independent directors;

•	approving the agenda for Board meetings and approving information sent to the Board; and

•	representing the Board of Directors, where appropriate, including direct communication with Company shareholders.

The Lead Director has authority to call meetings of the independent directors.

Stock Ownership Policy

The Board of Directors of the Company believes that it is in the best interest of the Company and its shareholders to align the personal financial interests of the Company’s directors and officers with those of shareholders of the Company. In addition, the Board of Directors believes that such stock ownership demonstrates a commitment to and belief in the long-term profitability of the Company and United Bank.  Finally, the Board of Directors believes the adoption of stock ownership guidelines reflects the Company’s commitment to sound corporate governance.  For these reasons, the Board of Directors adopted in December 2008 the following Stock Ownership Guidelines for certain senior officers of the Company and the Bank and the Board of Directors of the Company:

Outside Directors
Company common stock valued, based on original purchase cost value, at four times the average board fee paid to each Outside Director during the 12 months immediately preceding the date of the adoption of the Stock Ownership Guidelines.

Chief Executive Officer	Company common stock valued, based on original purchase cost value, at four times his annual base salary as of the date of the adoption of the Stock Ownership Guidelines.

Officers Other than	Company common stock valued, based on original purchase cost value, at three
Chief Executive Officer	times his or her annual base salary as of date of the adoption of the Stock Ownership Guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock of the Company is registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).  The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company’s Common Stock to file a Form 3, 4 or 5 on a timely basis.  Based on the Company’s review of such ownership reports, except for the late filing of a Form 4 by J. Jeffrey Sullivan, the Company believes that no officer or director of the Company failed to timely file such ownership reports during the year ended December 31, 2008.  The Company is not aware of any 10% beneficial owners of its common stock.

Meetings and Committees of the Board of Directors

The business of the Boards of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their committees.  The Board of the Company has the following committees:  Audit Committee, Compensation Committee, Executive Committee and Governance Committee.  The Board of the Bank has the following committees:  Audit Committee, Compensation Committee, Executive Committee, Loan Committee and Governance Committee.

During the year ended December 31, 2008, the Board of Directors of the Company held 12 regular meetings and no special meetings, and the Board of Directors of the Bank held 12 regular meetings and one special meeting.  During the year ended December 31, 2008, no director attended fewer than 75% of the aggregate of:  (i)

the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served).  Executive sessions of the independent directors are held on a regularly scheduled basis.

While the Company has no formal policy on director attendance at annual meetings of stockholders, all directors are encouraged to attend.  All directors but one attended the annual meeting of stockholders held on June 10, 2008.

The Governance Committee

The Governance Committee of the Company consists of directors Cutting, Leary, Ross, Stewart and Themistos (Chair).  Each member of the Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The Company’s Board of Directors has adopted a written charter for the Committee, which is available at the Company’s website at www.bankatunited.com. The Committee met two times during the year ended December 31, 2008.

The functions of the Governance Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with Nasdaq Stock Market listing requirements for board independence;

•
to make recommendations to the Board regarding the size and composition of the Board and  develop and recommend to the Board criteria for the selection of individuals to be considered for election or re-election to the Board; and

•	to review the committee structure and make recommendations to the Board regarding committee membership.

The Governance Committee identifies nominees for the Board of Directors by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members.  In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Procedures for the Recommendation of Director Nominees by Stockholders

The Governance Committee has adopted procedures for the submission of director nominees by stockholders. There have been no material changes to these procedures since they were previously disclosed in the proxy statement for the Company’s 2008 annual meeting of stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Governance Committee will consider candidates submitted by the Company’s stockholders.  Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, at 95 Elm Street, West Springfield, Massachusetts 01089.  The Corporate Secretary must receive a submission not less than 90 days prior to the anniversary date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance Committee;

•
the name and address of the stockholder as he or she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Other Matters and Advance Notice Procedures.”  No submission for Board nominees was received by the Company for the Annual Meeting.

Stockholder Communications with the Board

A stockholder of the Company who wishes to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary of the Company, at 95 Elm Street, West Springfield, Massachusetts 01089, Attention:  Board Administration.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	forward the communication to the Director or Directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors on request.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Ethics is available on the Company’s website at www.bankatunited.com.  Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

The Audit Committee

The Audit Committee of the Company consists of directors Cutting, Leary, Ross (Chair), Stewart and Themistos.  Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3.  The Board of Directors has determined that Mr. Themistos qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.  Information with respect to Mr. Themistos’ experience is included in his biographical data presented elsewhere in this proxy statement.  The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit the Company’s annual financial statements;

•	in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of the Company’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•
considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the registered public accounting firm independence;

•	reviewing earnings and financial releases and quarterly reports filed with the SEC;

•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

•	reviewing the adequacy of the audit committee charter.

The Audit Committee of the Company met six times during the year ended December 31, 2008.   The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Company.  The charter is available at the Company’s website at www.bankatunited.com.

Audit Committee Report

Management has the primary responsibility for the Company’s internal controls and financial reporting processes.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In accordance with rules established by the SEC, the Audit Committee of the Company has prepared the following report for inclusion in this Proxy Statement:

As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2008;

•
discussed with the independent registered public accounting firm of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•
received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and this report shall not otherwise be deemed “soliciting material” or filed with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Audit Committee:

Carol Moore Cutting
Carol A. Leary
Kevin E. Ross, Chair
Robert A. Stewart, Jr.
Thomas H. Themistos

The Compensation Committee

The Compensation Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and the Bank. The Committee reviews the performance of and annually recommends to the full Board the compensation and benefits of the Company’s executive officers (including the Chief Executive Officer). The Committee administers the Company’s compensation plans, including stock option and stock award plans, the employee stock ownership plan, and cash incentive plans.  The Committee establishes the terms of employment and severance agreements/arrangements for executive officers, including any change of control and indemnification agreements. The Committee recommends to the full Board the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board. Finally, the Committee establishes annual compensation percentage increases for all Bank staff.

The Compensation Committee does not delegate to Company or Bank officers its authority in compensation matters. The role of management, including the Chief Executive Officer, is to advise the Compensation Committee, to make recommendations as to the amount and form of executive and Board compensation, and to provide data, analysis and support for input into Committee decision-making. The Committee also may request others, including compensation and benefits consultants and legal counsel, to attend meetings or to provide relevant information to assist the Committee in its work.  In this connection, the Committee has the authority to retain compensation and benefit consultants and legal counsel used to assist the Committee in fulfilling its responsibilities.

The Compensation Committee directly retained the services of an outside compensation consultant, Pearl Meyer & Partners, to assist the Company in evaluating its compensation practices and in developing and implementing its executive compensation program for 2008. While Pearl Meyer & Partners did not establish or recommend the specific amount or form of executive compensation, it did assist the Compensation Committee in assessing total compensation and in establishing performance benchmarks for executive officers using data from a group of institutions similar in asset size, geography and function to the Bank. A representative from Pearl Meyer & Partners attended two meetings of the Compensation Committee in 2008 (one in person and one by telephone).

The Committee consists of directors Leary (Chair), Cutting, Ross, Stewart and Themistos.  The Compensation Committee of the Company met seven times during the year ended December 31, 2008. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The Board of Directors has adopted a written charter for the Committee, which is available at www.bankatunited.com. The report of the Compensation Committee is included elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation

The full Board of Directors of the Company approves the salaries to be paid each year to officers of the Bank and the Company at the level of Vice President and higher, based on the recommendations of the Compensation Committee. None of the members of the Compensation Committee was an officer or employee, or former officer or employee of the Company or the Bank during the year ended December 31, 2008.  In addition, none of these individuals had any relationship requiring disclosure under “Transactions with Certain Related Persons.”  During the year ended December 31, 2008, (i) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management of the Company.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Compensation Committee:

Carol A. Leary, Chair
Carol Moore Cutting
Kevin E. Ross
Robert A. Stewart, Jr.
Thomas H. Themistos

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors has designed the Bank’s executive compensation program with the primary purpose of attracting, motivating, and retaining talented executives that can help the Bank attain its strategic goals of building its franchise and enhancing long-term shareholder value.  More specifically, the executive compensation program is designed to accomplish the following objectives:

•	Reward executives for enhancing long-term shareholder value;
•	Balance rewards for the achievement of both short-term and long-term Bank and individual objectives;
•	Encourage ownership of Company common stock;
•	Tie annual and long-term cash and stock incentives to the achievement of measurable corporate and individual performance; and
•	Align the interests of executives with the interests of stockholders in the creation of long-term shareholder value.

Management and the Compensation Committee of the Board of Directors work together to ensure that executives are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.   The Compensation Committee believes that the compensation package offered to executives should be comparable to that offered by our peer banks and should have a significant component tied to measurable Bank performance. To achieve this, the Bank’s compensation program includes a short-term cash-based annual incentive plan as well as a long-term stock-based incentive plan.

The Compensation Committee retained the services of an outside compensation consultant, Pearl Meyer & Partners, to evaluate our compensation practices and to assist in developing and implementing the executive compensation program in 2008. To assist us in setting individual officer cash compensation levels, Pearl Meyer & Partners used data from the public filings of the following group of peer institutions similar in asset size, geography and function to the Bank.

Bank	Asset Size (in millions) As of 12/31/07
Berkshire Hills Bancorp, Inc.	$2,513,432
Financial Institutions, Inc.	$1,857,876
Camden National Corporation	$1,716,788
Bancorp Rhode Island, Inc.	$1,477,119
Danvers Bancorp, Inc.	$1,448,303
Rockville Financial, Inc. (MHC)	$1,327,012
Alliance Financial Corporation	$1,307,281
Canandaigua National Corporation	$1,256,349
First National Lincoln Corporation	$1,223,250
Enterprise Bancorp, Inc.	$1,057,666
Westfield Financial, Inc.	$1,039,784
Meridian Interstate Bancorp, Inc. (MHC)	$1,003,226
Legacy Bancorp, Inc.	$924,541

Benjamin Franklin Bancorp, Inc.	$903,278
New Hampshire Thrift Bancshares, Inc.	$834,230
Wilber Corporation	$793,680
SI Financial Group, Inc. (MHC)	$790,198
Chemung Financial Corporation	$788,874
Hampden Bancorp, Inc.	$524,070
Chicopee Bancorp, Inc.	$463,456

In addition to reviewing the compensation data of these peer institutions, the Compensation Committee also reviewed market data from supplemental salary survey sources.

All elements of executive compensation are reviewed annually by the Compensation Committee.  These different elements of the Bank’s total compensation mix are described below.

Base Salary

Base salary ranges are established using the median base salaries of the Bank’s peer institutions as a target. Individual executive base salaries are then determined based on that market data and other factors, such as the executive’s qualifications, experience, position responsibilities, and performance in relation to established goals.

Base salaries are adjusted annually based on performance.  Increases are determined by the Compensation Committee based on an executive’s individual performance and his or her salary level within the established salary range.  An individual executive’s performance rating depends on the level of attainment of pre-established individual goals. The Compensation Committee sets the individual goals for Mr. Collins and Mr. Collins sets the individual goals for each of the other Executive Officers.  Principal goals established for Mr. Collins in 2008 were achievement of budgeted net income, and analysis and evaluation of strategic growth opportunities.  Mr. Roberts’ principal goals included implementation of profitability analysis for all business lines, analysis of the Bank’s wholesale leveraging strategies and analysis of the Bank’s purchase of bank-owned life insurance.  Mr. Harvey’s principal goals included deposit growth, branch expansion and income growth strategies.  Mr. Sullivan’s principal goals included loan growth, maintaining credit quality and maximizing yield targets.  Mr. Patterson’s principal goals included maintaining asset quality. In addition to these individual performance goals, other factors considered by the Committee included each executive officer’s performance in furthering the strategic goals of the Company, general managerial oversight of the Company, the quality of communications with the Board of Directors, the Company’s record of compliance with regulatory requirements, and the officer’s self-assessment of his or her achievement of performance goals.

The Compensation Committee directly reviews the performance of the Chief Executive Officer against his individual goals. The Chief Executive Officer evaluates the performance and makes recommendations to the Compensation Committee based on the other executive officers’ achievement of individual performance goals.  However, the Compensation Committee has the sole authority to recommend changes to the base salaries of all executive officers to the full Board of Directors.

In 2008, based on performance in relation to the above pre-established performance goals, executive officers received base salary increases ranging from 4% to 5.5%. The increases were compatible with the Company’s overall merit increase budget of 3.5%.  In addition to his merit adjustment, Mr. Roberts received a 2.0% market adjustment to his base salary to bring his salary closer to the median of his salary range, in line with the Bank’s base salary strategy.

In recent years, base salaries have comprised a smaller portion of total compensation for executive officers, as stock-based incentive compensation has increased.  Specifically, for the year ended December 31, 2008, salary comprised 26.5% of Mr. Collins’ total compensation, 44.9% of Mr. Roberts’ total compensation, 33.2% of Mr. Harvey’s total compensation, 43.7% of Mr. Sullivan’s total compensation and 49.1% of Mr. Patterson’s total compensation.

Annual Incentive Plan

Each year the Board of Directors of the Bank approves a short-term Annual Incentive Plan to provide executives an opportunity to earn additional cash compensation based on the attainment of pre-defined individual and Bank-wide performance goals.  The Annual Incentive Plan establishes target payouts, to be competitive with market median incentive payments, for each executive-grade level as a percentage of base salary, which will be paid if the defined performance objectives are attained.  The Annual Incentive Plan allows for payments in excess of the target payouts if justified by performance results. However, the Compensation Committee’s practice in recent years has been to set aggressive targets, which has resulted in payouts in recent years that have been somewhat under target.

The Annual Incentive Plan is an important part of the compensation mix for executives and directly ties a meaningful part of their total compensation to their individual performance and the performance of the Bank, as a whole.

Stock-Based Incentive Plans

Stock-based incentives are among the most important elements of the total compensation package in that they directly tie the interests of executive officers to the interests of the Company’s shareholders.  In 2006, Company stockholders approved the 2006 United Financial Bancorp, Inc. Stock-Based Incentive Plan and, in 2008, Company stockholders approved the 2008 United Financial Bancorp, Inc. Equity Incentive Plan.

The plans provide for the award of common stock and options.  Approximately 70% of the original grant under the plans was in options and 30% of the grant was in restricted stock.  By including a mix of options in the overall grant, the Company intends to compensate its employees for sustained increases in the Company’s stock price, since options deliver value only when the value of the Company’s stock increases.  All awards of options are made at the market price of the stock at the time of the award.

All awards of common stock and options under the plans included a five-year vesting schedule, the first 20% of which vested on the first anniversary of the grant.  The vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer leaves the employ of the Bank for reasons other than death, disability, change in control or retirement, as defined in the Plan.  The 2006 plan (but not the 2008 plan) provides that certain employees and directors are eligible for accelerated vesting based upon early retirement.

Retirement Benefits

Executives are eligible to participate in the Bank’s qualified retirement plans available to all employees.  This includes the Bank’s ESOP, the Defined Benefit Plan, frozen as of April 30, 2007, and the Defined Contribution Retirement Plan (401k).

In addition to the qualified plans, the Bank offers Supplemental Executive Retirement Plans (SERPs) to select executives.  The purpose of the SERPs is to make up for the shortfall in retirement benefits that occurs as a result of tax code limitations that reduce benefits for highly compensated executives under qualified plans.  The SERPs also serve to help the Bank attract and retain executive talent.  The Compensation Committee determines eligibility based on an executive’s position and an assessment of total benefits received under other retirement plan components. The Committee reviews SERP plan design with due consideration of prevailing market practice, overall executive compensation philosophy, and cost to the Bank.  Current holders of SERP contracts, otherwise known as Executive Supplemental Compensation Agreements, are Richard Collins, Keith Harvey, Mark Roberts, J. Jeffrey Sullivan and John Patterson.  Plan design details are provided in the narrative to the Pension Table presented elsewhere in this proxy statement.

Executive Perquisites

Other types of traditional executive perquisites are used sparingly.  The Chief Executive Officer received an annualized automobile allowance of $12,000 payable in monthly installments through payroll.  All of the Named Executive Officers (as defined below), except for Mr. Roberts, have Bank-paid membership in a “country” or other type of social club and it is expected that these memberships will be used in part for business development purposes. Personal use of these benefits is subject to income taxation and the taxable amount of such benefit is recorded.  The benefit is reviewed annually by the Compensation Committee.

Tax and Accounting Considerations

The Compensation Committee considered the impact of the Statement of Financial Accounting Standard (SFAS) No. 123R, as issued by the FASB in 2004, on the Company’s use and allocation of equity incentives. The Company also considered the tax consequences of the compensation plans (to the individual and to the Company) in making compensation decisions. Specifically, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the “Code), which provides that the Company may not deduct compensation of more than $1.0 million if paid to certain individuals unless such compensation is “performance-based.” The Company does not consider base salary and the grant of options and stock under the Stock-Based Incentive Plan to be performance-based compensation and, therefore, such compensation would not be deductible to the Company to the extent it exceeds $1.0 million.  However, in 2008, no such compensation exceeded $1.0 million for any executive officer.

Executive Compensation

The following table sets forth for the year ended December 31, 2008 certain information as to the total remuneration paid by the Company to Richard B. Collins, who serves as President and Chief Executive Officer, Mark A. Roberts, who serves as Chief Financial Officer, and the three most highly compensated executive officers of the Company or the Bank other than Messrs. Collins and Roberts (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)(1)	Bonus ($)		Stock awards (2) ($)	Option awards ($)(3)	Non-equity incentive plan compensation ($) (4)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(5)	Total ($)
Richard B. Collins President, Chief Executive Officer and Director	2008 2007 2006	$372,884 358,189 348,551	$	— — —	$286,279 222,489 83,433	$179,308 146,455 54,921	$73,390 38,956 52,530	$432,000 940,352 209,536	$67,893 50,010 36,384	$1,411,754 1,756,451 785,355

Mark A. Roberts(6) Executive Vice President and Chief Financial Officer	2008 2007 2006	158,976 137,371 81,730		— — —	73,984 42,405 15,902	59,143 42,716 16,019	26,201 13,455 10,216	10,662 7,723 N/A	24,862 11,473 995	353,828 255,143 124,862

Keith E. Harvey Executive Vice President for Operations and Retail Sales	2008 2007 2006	183,407 176,406 169,660		— — —	95,829 64,250 24,094	59,143 42,716 16,019	39,340 15,966 21,325	138,368 486,902 87,743	36,761 27,390 19,694	552,848 813,630 338,535

J. Jeffrey Sullivan Executive Vice President and Chief Lending Officer	2008 2007 2006	183,407 176,275 169,533		— — —	95,829 64,250 24,094	59,143 42,716 16,019	29,025 15,966 21,325	16,098 19,923 11,633	36,672 27,140 19,575	420,174 346,270 262,179

John J. Patterson Senior Vice President, Risk Management	2008 2007 2006	150,307 144,581 139,031		— — —	39,879 109,563 41,086	25,284 76,592 28,722	16,529 10,469 13,980	45,397 183,192 55,674	28,745 22,149 16,594	306,141 546,546 295,087
_________________________
(1)
For 2008, includes $20,500, $14,188, $18,338, $9,163 and $7,515 of elective deferrals to the Company’s 401(k) plan by Messrs. Collins, Roberts, Harvey, Sullivan and Patterson, respectively.   For 2007, includes $14,046, $6,868, $15,500, $8,812 and $20,000 of elective deferrals to the Company's 401(k) plan by Messrs. Collins, Roberts, Harvey, Sullivan and Patterson, respectively.  For 2006, includes $20,000, $3,804, $15,000, $8,477 and $20,000 of elective deferrals to the Company's 401(k) plan by Messrs. Collins, Roberts, Harvey, Sullivan and Patterson, respectively.

(2)
Additional restricted stock awards to the Named Executive Officers were made on June 19, 2008 and were valued under SFAS 123R at the grant date market value of $11.66 per share.  All other  restricted stock awards to the Named Executive Officers were made on August 17, 2006 and were valued under SFAS 123R at the grant date market value of $12.85 per share.  The restricted stock awards vest over five years commencing one year from the grant date.  For purposes of SFAS 123R, the awards to Messrs. Collins and Patterson in 2006 were expensed over 35 months and 19 months, respectively, reflecting the date the executives become eligible for full vesting at retirement.

__________________________________
(footnotes continue on following page)

_________________________________________________
(3)
Option awards values shown reflect option awards in 2006 and 2008 at valuations of $3.62 and $2.57 per option, respectively.  The option valuations are based upon the Black-Scholes valuation model using the following assumptions for the awards in 2006 and 2008, respectively:  (1) expected term of option, 6.5 years and 6.5 years; (2) annual volatility of common stock, 25% and 19.3%; (3) expected dividend yield of common stock, 2% and 1.88%; and (4) risk-free interest rate, 4.82% per annum and 3.89% per annum.  The options vest over five years commencing one year from the grant date.  For purposes of SFAS 123R, the options granted to Messrs. Collins and Patterson in 2006 are expensed over 35 months and 19 months, respectively, reflecting the dates the executives become eligible for full vesting at retirement.

(4)	Represents earnings by the Named Executive Officer pursuant to the Bank’s Incentive Plan, described below. Awards earned during 2008 were paid in March 2009.
(5)	All other compensation was comprised of the following elements for the year ended December 31, 2008:

	Collins	Roberts	Harvey	Sullivan	Patterson

Perquisites	$18,486	$—	$—	$—	$—
Employee Stock Ownership Plan	19,710	9,446	17,815	17,735	14,224
Defined Contribution Plan (Bank Match)	11,500	7,938	9,170	9,163	7,515
Life Insurance Premiums	510	510	1,021	1,019	2,278
Dividends on Unvested Restricted Stock	17,687	6,968	8,755	8,755	4,728

(6)	Mr. Roberts joined the Company and the Bank on May 8, 2006.

Plan-Based Awards.  The following table sets forth for the year ended December 31, 2008 certain information as to grants of plan-based awards for the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2008
		Estimated possible payouts under non-equity incentive plan awards(1)			Estimated possible payouts under equity incentive plan awards			All other stock awards: number of	All other option awards: number of securities	Exercise or base price of option	Grant Date Fair Value of Stock and
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	shares or units (#)	underlying options (#)	awards ($/Sh)	Option Awards (2)

Richard B. Collins	1/17/2008 6/19/2008	$39,386	$78,771	$118,157	N/A	N/A	N/A	50,500	118,000	11.66	892,090
Mark A. Roberts	1/17/2008 6/19/2008	14,061	28,123	42,184	N/A	N/A	N/A	25,000	59,000	11.66	443,130
Keith E. Harvey	1/17/2008 6/19/2008	16,144	32,288	48,431	N/A	N/A	N/A	25,000	59,000	11.66	443,130
J. Jeffrey Sullivan	1/17/2008 6/19/2008	16,144	32,288	48,431	N/A	N/A	N/A	25,000	59,000	11.66	443,130
John J. Patterson, Sr.	1/17/2008 6/19/2008	16,144	21,168	48,431	N/A	N/A	N/A	13,500	33,500	11.66	243,505

_______________________________
(1)	Reflects awards granted pursuant to the Bank’s Annual Incentive Plan, described below.
(2)	Options were valued at $2.57 per option using the Black-Scholes valuation method. Restricted stock was valued using the grant-date price of $11.66 per share.

Annual Incentive Plan.  In 2008, the Bank's annual incentive plan provided cash awards to employees based on the attainment of certain pre-established Bank-wide and individual performance targets, as well as the overall discretion of the Compensation Committee. In 2008, the Bank-wide performance measures were (A) net income, ranging from $5.8 million at threshold, $7.3 million at target and $8.7 million at maximum; (B) total deposit growth, ranging from 5.6% at threshold, 7.0% at target and 8.4% at maximum); and (C) total loan growth, ranging from 5.6% at threshold, 7.0% at target and 8.4% at maximum. The Bank-wide performance measures in 2008 were increased from the Bank-wide performance measures in 2007.  Bank performance on any goal below the threshold would result in a 0% award percentage for that goal.  Each executive officer also had one or more division-level performance measure.  For Mr. Collins and Mr. Roberts, the division-level performance measure was total non-interest expense below $31.8 million at threshold, $28.9 million at target and $26.0 million at maximum.  For Mr. Sullivan and Mr. Patterson, the division-level performance measures consisted of a combination of loan delinquency levels, classified loan levels and loan charge-off amounts.  For Mr. Harvey the division-level performance measure was deposit fee income of $3.6 million at threshold, $4.6 million at target and $5.5 million at maximum.

Once the Bank’s and the division’s performance measure is determined, the award percentages are added together. Based on the Bank’s performance in 2008, the awarded percentage of target, as so calculated, was 65.2% for Mr. Collins and Mr. Roberts, 85.3% for Mr. Harvey, 62.9% for Mr. Sullivan and 70.2% for Mr. Patterson.  The Compensation Committee exercised its discretion with respect to Mr. Patterson and increased his payout from the plan-calculated 54.6% to a 70.2% payout.  This decision was based on the Committee’s determination that Mr. Patterson’s performance measures, which were very heavily weighted on loan delinquency and classified loan levels, were disproportionately skewed given the unprecedented disruption in the mortgage markets in 2008.

Stock-Based Incentive Plans. In 2006, stockholders of the Company approved the 2006 United Financial Bancorp, Inc. Stock-Based Incentive Plan and in 2008 stockholders of the Company approved the 2008 United Financial Bancorp, Inc. Equity Incentive Plan. These equity-based incentive plans are designed to provide officers, employees and directors of the Company and the Bank with additional incentives to promote the growth and performance of the Company.

Employees and outside directors of the Company or its subsidiaries are eligible to receive awards under the plans. Awards may be granted in a combination of incentive and non-statutory stock options, stock appreciation rights or restricted stock awards. The exercise price of options granted under the plans may not be less than the fair market value on the date the stock option is granted.  Awards are subject to vesting conditions and restrictions as determined by the Compensation Committee.

Under each plan, vesting of an option award or stock award will accelerate upon the occurrence of the Named Executive Officer’s death or disability.  Under the 2006 plan (but not under the 2008 plan), vesting of an option award or stock award will accelerate upon retirement of the Named Executive Officer. For these purposes, retirement is defined as retirement from employment at age 65, or the attainment of age 55 and the completion of 15 years of employment, or the completion of 25 years of employment.  Upon the occurrence of an event constituting a change in control of the Company as defined in the plans, all stock options will become fully vested, and all restricted stock awards then outstanding will vest free of restrictions.

Equity Compensation Plan Disclosure. Set forth below is information as of December 31, 2008 regarding compensation plans under which equity securities of the Company are authorized for issuance.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance under Plans
2006 equity compensation plan approved by stockholders	770,745	$12.35	106,738
2008 equity compensation plan approved by stockholders	755,000	$11.66	143,953
Equity compensation plans not approved by stockholders	—	—	—
Total	1,525,745		250,691

Outstanding Equity Awards at Year End.  The following table sets forth information with respect to outstanding equity awards as of December 31, 2008 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008(1)
	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable (2)	Number of securities underlying unexercised options (#) unexercisable (2)	Equity incentive plan awards: number of securities underlying unexercised earned options (#)(3)	Option exercise price ($)(3)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Richard B. Collins (1)	49,124	73,689	N/A	$12.35	8/17/16	31,536	477,455	N/A	N/A
Richard B. Collins	―	118,000	N/A	$11.66	6/19/18	50,500	764,570

Mark A. Roberts (1)	24,561	36,845	N/A	$12.35	8/17/16	10,305	156,017	N/A	N/A
Mark A. Roberts	―	59,000	N/A	$11.66	6/19/18	25,000	378,500

Keith E. Harvey (1)	24,561	36,845	N/A	$12.35	8/17/16	15,612	236,365	N/A	N/A
Keith E. Harvey	―	59,000	N/A	$11.66	6/19/18	25,000	378,500

J. Jeffrey Sullivan (1)	24,561	36,845	N/A	$12.35	8/17/16	15,612	236,365	N/A	N/A
J. Jeffrey Sullivan	―	59,000	N/A	$11.66	6/19/18	25,000	378,500

John J. Patterson (1)	13,946	20,920	N/A	$12.35	8/17/16	8,431	127,645	N/A	N/A
John J. Patterson	―	33,500	N/A	$11.66	6/19/18	13,500	204,390
__________________________
(1)
All equity awards reflected in this table were granted pursuant to the Company’s 2006 Stock-Based Incentive Plan and 2008 Equity Incentive Plan, described above.  The dollar values in the table reflect the closing price of $15.14 per share as of December 31, 2008.

(2)	All restricted stock awards and stock options granted to Named Executive Officers vest at a rate of 20% per year over five years beginning on the first anniversary of the grants.
(3)	The $12.35 option exercise price was adjusted as a result of the second-step conversion, which closed in December 2007.

Option Exercises and Stock Vested.  The following table sets forth information with respect to option exercises and stock that vested during the year ended December 31, 2008 for the Named Executive Officers.  Information for the “Value realized on vesting” column is based on the $12.37 per share trading price of our common stock on August 15, 2008.

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2008
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Richard B. Collins	—	—	10,512	130,033

Mark A. Roberts	—	—	3,435	42,490

Keith E. Harvey	—	—	5,204	64,373

J. Jeffrey Sullivan	—	—	5,204	64,373

John J. Patterson	—	—	2,810	34,759

Pension Benefits.  The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2008 for the Named Executive Officers.

PENSION BENEFITS AT AND FOR THE YEAR ENDED DECEMBER 31, 2008
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Richard B. Collins	Defined Benefit Pension Plan	6	223,426	—
	Executive Supplemental Compensation Agreement	7	1,846,854	—

Mark A. Roberts	Executive Supplemental Compensation Agreement	2	18,385

Keith E. Harvey	Defined Benefit Pension Plan	23	484,619	—
	Executive Supplemental Compensation Agreement	24	557,418	—

J. Jeffrey Sullivan	Defined Benefit Pension Plan	4	31,361	—
	Executive Supplemental Compensation Agreement	5	29,890

John J. Patterson	Defined Benefit Pension Plan	14	284,263	—
	Executive Supplemental Compensation Agreement	15	279,023	—

Defined Benefit Pension Plan.  The Bank maintained a defined benefit retirement plan offered through CBERA through April 2007.  In April 2007, the plan was frozen; accordingly, no additional years of service will be credited to plan participants.  Employees who had attained age 21 and completed one year of employment during which they worked at least 1,000 hours were enrolled under the plan.

In quantifying the present value of the current accrued benefit for each of the Named Executive Officers in the pension benefits table above, the Bank assumed a blended annual interest rate of 4.9%, 5.1% and 5.2% to comply with the requirements of the Pension Benefits Protection Act. In addition, the accrued benefit for each participant was calculated based on the participant’s credited service under the plan, his age, his expected mortality (using IRS mortality tables), and his final average compensation and covered compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation) at December 31, 2008.

Participants in the plan become vested in their retirement benefits at the rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years.  They also become 100% vested upon early, normal, or deferred retirement, or death.  A participant’s retirement benefit is generally based on 0.75% of the participant’s final average compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation), plus 0.5% of the final average compensation in excess of the participant’s covered compensation (equal to the average of the Social Security Wage Bases in effect during the 35 years prior to the participant’s Social Security normal retirement date), times all years of service from January 1, 1989.  In the event an employee participated under a prior plan formula as of December 31, 1988, any accrued benefits under that plan will be added to his benefit under the current plan.

The plan permits early retirement at age 62, at age 55 with at least five years’ service, and at age 50 with at least 15 years’ service.  Participants who retire early or after age 62 will be entitled to an unreduced accrued pension.  Participants who retire early before age 62 receive a reduced accrued pension.  As of December 31, 2008, Richard B. Collins, Keith E. Harvey and John J. Patterson were eligible for early retirement.

The normal form of retirement benefit for participants who are not married is a single life annuity.  The normal form of retirement benefit for participants who are married is a 100% joint and survivor annuity.  However, participants who are married and obtain their spouse’s consent may elect to receive a single cash payment or an annuity. In the event of a participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing, and the participant is at least 35 years old.  In the event of death prior to the participant’s attainment of early or normal retirement age, the participant’s spouse may either defer receipt of the benefit until the participant would have reached age 70½ or elect to receive a lump-sum payment.

The accrued benefit at retirement for all participants is based on average compensation, years of service and if applicable, covered compensation.  The benefit is always expressed as annual single life annuity payable at age 62 (the Bank subsidized the early retirement benefit).

Supplemental Retirement Plan for Senior Executives.  The Bank provides a Supplemental Retirement Plan for Messrs. Collins, Harvey, Patterson, Roberts and Sullivan, which was effective October 1, 2007.  The Plan provides that each executive will receive supplemental benefits, to the extent vested, commencing 180 days following separation from service.  Mr. Collins will vest in his supplemental benefits at a rate of 10% per year from his original date of hire, and Messrs. Harvey, Patterson, Roberts and Sullivan will vest in their supplemental benefits upon completion of 10 years of employment with the Bank.  The supplemental benefit equals the percentage of the executive’s final average compensation set forth in each executive’s participation agreement, multiplied by a fraction, the numerator of which is the executive’s years of employment with the Bank and the denominator of which is set forth in the executive’s participation agreement.  The supplemental benefit will commence on the executive’s normal benefit date and will be payable in a lump sum, unless the executive has elected, at the time of execution of the participation agreement, to receive an annuity or other form of benefit.

If the executive has a separation from service (other than due to cause, death or disability) prior to the attainment of his benefit age, he will be entitled to a supplemental benefit calculated in the manner set forth above, and if applicable, multiplied by the executive’s vesting rate set forth in his participation agreement.  If the executive is less than age 62 at the time of commencement of the supplemental benefit, his benefit will be further reduced by 5% per year for each year prior to age 62 that the benefit payment commences.  In the event an executive dies prior to attaining his benefit age but while employed at the Bank, the executive’s beneficiary will be entitled to a death benefit equal to the present value of the accrued annuity benefit as of the date of death, without any pre-retirement reductions, payable in a lump sum.  If the executive dies after becoming vested in an accrued annuity benefit but prior to commencement of benefit payments, the executive’s beneficiary will receive the amount otherwise payable to the executive on the executive’s normal benefit date, in a lump sum.

In the event of a change in control of the Company, the executive will be entitled to a supplemental benefit calculated as if the executive had attained his benefit age and his base salary had increased 5% per year until his benefit age; provided, however, the benefit will be reduced, if necessary, to avoid an excess parachute payment under Section 280G of the Code.  If the executive’s employment terminates within two years following a change in control, the executive’s supplemental benefit will be paid in a lump sum.  If the executive’s employment terminates more than two years following the change in control, the supplemental benefit will be paid at the time and in the form elected by the executive.  In the event the change in control occurs after the executive commences receiving supplemental benefit payments and the executive has made an election in his participation agreement, the present value of the remaining payments will be paid in a lump sum.

Split Dollar Life Insurance Agreements.  The Bank has entered into substantially similar Split Dollar Life Insurance Agreements with each of the following executive officers of the Bank: Richard B. Collins, President and Chief Executive Officer; Keith E. Harvey, Executive Vice President, Operations and Retail; and John J. Patterson, Senior Vice President of Risk Management.

The Agreements are intended to be non-equity, endorsement split dollar agreements, with respect to certain life insurance policies issued by a duly licensed life insurance company identified in the Agreements. The insurance policies are to be treated as “bank owned life insurance.”  Pursuant to the Agreements, the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the insurance policies in force. Upon the death of an executive officer while employed by the Bank, the division of the death proceeds of his insurance policy shall be as follows:  the executive officer’s designated beneficiary(ies) will be entitled to payment from the policy proceeds directly from the insurer of an amount equal to the lesser of:

(i)            a specified dollar amount ($1.2 million in the case of Mr. Collins; $600,000 in the case of Mr. Harvey; and $250,000 in the case of Mr. Patterson); or

(ii)           The Net Death Benefit.  The “Net Death Benefit” shall be the death benefit payable under the terms of the policy reduced by the aggregate premiums paid by the Bank.

The Bank shall at all times be entitled to one hundred percent (100%) of the insurance policies’ cash values, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank.

The Agreements will continue in existence only for so long as each executive officer remains employed by the Bank and will terminate on the termination of the executive officer’s employment (other than due to his death).

Employment Agreement.  The Bank has entered into an employment agreement with Richard B. Collins, its President and Chief Executive Officer.  The agreement has an initial term of three years and may be renewed by the Board of Directors for an additional year so that the remaining term will be three years.  The base salary for Mr. Collins under the agreement is $375,100.  In addition to the base salary, the employment agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees.  In addition, the Bank will provide Mr. Collins with an annual automobile allowance of $12,000.

Under the agreement, Mr. Collins’ employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination. The following events resulting in Mr. Collins’ termination or resignation will entitle him to payments of severance benefits: (A) his employment is involuntarily terminated either prior to or following a change in control (for reasons other than cause, death, disability or retirement), (B) he resigns during the term of the agreement (whether before or after a change in control) following (i) the failure to elect or reelect or to appoint or reappoint him to his executive position, (ii) a significant change in his functions, duties or responsibilities, or change in the nature or scope of his authority, (iii) the liquidation or dissolution of the Bank or the Company that would affect his status, (iv) a reduction in his annual compensation or benefits or relocation of his principal place of employment by more than 25 miles from its location as of the date of the agreement or (v) a material breach of the employment agreement by the Bank, or (C) he resigns employment at any time during the term of the agreement following a change in control of the Company as a result of a failure to renew or extend the agreement.

The severance payment will be equal to three times the sum of (i) his base salary and (ii) the highest rate of bonus awarded to him during the prior three years.  Mr. Collins will also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by the Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if he had continued working for the 36-month period within 30 days following his termination of employment.  In the event that his employment has terminated for a reason entitling him to severance payments, Mr. Collins would receive an aggregate severance payment of approximately $1.5 million based upon his level of compensation as of December 31, 2008. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Code.

Under the agreement, if Mr. Collins’ employment is terminated due to disability, the Bank will continue to pay his salary for the longer of one year, or the remaining term of the agreement, reduced by payments to him under any applicable disability program.  In the event of his death, his estate or beneficiaries will be paid his base salary for one year from his death, and will receive continued medical, dental, family and other benefits for one year.  Upon retirement at age 69 or such later date determined by the Board of Directors, Mr. Collins will receive only those benefits to which he is entitled under any retirement plan of the Bank to which he is a party.

As a condition to the payments to Mr. Collins described above, upon termination of Mr. Collins’ employment other than in connection with a change in control, he agrees not to compete with the Bank for a period of one year following termination of his employment within 25 miles of any existing branch of the Bank or any subsidiary of the Company, or within 25 miles of any office for which the Bank, or a subsidiary has filed an application for regulatory approval to establish an office.

Change in Control Agreements.  The Bank has entered into change in control agreements with three of its executive officers: Keith E. Harvey, J. Jeffrey Sullivan and Mark A. Roberts.  The agreements provide certain benefits to these individuals in the event of a change in control of the Company or the Bank.  These protections are frequently offered by financial institutions, and the Board of Directors has determined that the Bank would be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections. Each of the agreements provides for a term of 36 months.  Commencing on each anniversary date, the Board of Directors may extend the agreements for an additional year.

Under each of the agreements, following a change in control of the Company, the executive is entitled to a payment if the executive’s employment is involuntarily terminated during the term of the agreement, other than for “cause,” as defined, death or disability.  Involuntary termination includes the executive’s termination of employment during the term of the agreement and following a change in control as the result of a demotion, loss of title, office or significant authority, reduction in the executive’s annual compensation or benefits, or relocation of the executive’s principal place of employment by more than 25 miles from its location immediately prior to the change in control.  In addition, for the first 12 months following a change in control, if the Company (or its successor) fails to renew the agreement, the executive can voluntarily resign and receive the severance payment.  In the event that the executive is entitled to receive payments pursuant to the agreement, the executive will receive a cash payment of up to a maximum of two times the sum of his base salary and highest rate of bonuses awarded to him over the prior three years, subject to applicable withholding taxes.  Under the agreements and based on their salaries as of December 31, 2008, Messrs. Harvey, Sullivan and Roberts would receive an aggregate of approximately $535,000, $509,000 and $436,000, respectively, upon a change in control, based upon their current levels of compensation.  Notwithstanding any provision to the contrary in the agreement, payments under the agreement are limited so that they will not constitute an excess parachute payment under Section 280G of the Code.

The following table shows as of December 31, 2008, in all cases, potential payments following a termination of employment or a change in control of the Company.

	Voluntary Resignation		Retirement		Involuntary Termination without cause			Involuntary Termination for cause		Involuntary Termination after change in control		Disability			Death
Richard B. Collins
SERP(1)		$1,477,483		$1,477,483		$1,477,483		$	―	$2,405,220			$2,405,220	(2)		$3,046,854	(3)
2006 Stock Based Incentive Plan (4)	$	―	$	―	$	―		$	―	$683,047			$683,047			$683,047
2008 Stock Based Incentive Plan (5)	$	―	$	―	$	―		$	―	$1,175,210			$1,175,210			$1,175,210
Employment Agreement	$	―	$	―		$1,487,385	(6)	$	―	$1,487,385	(7)		$931,200	(8)		$495,794	(9)

Mark A. Roberts
SERP	$	―	$	―	$	―	(10)	$	―	$309,695			$309,695			$91,923	(11)
2006 Stock Based Incentive Plan(12)	$	―	$	―	$	―		$	―	$258,814			$258,814			$258,814
2008 Stock Based Incentive Plan (13)	$	―	$	―	$	―		$	―	$583,820			$583,820			$583,820
Change in Control Agreement (14)	$	―	$	―	$	―		$	―	$435,852		$	―		$	―

Keith E. Harvey
SERP		$557,418		$557,418		$557,418		$	―	$705,770			$705,770			$1,186,755	(15)
2006 Stock Based Incentive Plan (16)	$	―	$	―	$	―		$	―	$339,162			$339,162			$339,162
2008 Stock Based Incentive Plan (17)	$	―	$	―	$	―		$	―	$583,820			$583,820			$583,820
Change in Control Agreement (14)	$	―	$	―	$	―		$	―	$534,859		$	―		$	―

J. Jeffrey Sullivan
SERP	$	―	$	―	$	―	(18)	$	―	$317,226			$317,226			$199,268	(19)
2006 Stock Based Incentive Plan (20)	$	―	$	―	$	―		$	―	$339,162			$339,162			$339,162
2008 Stock Based Incentive Plan (21)	$	―	$	―	$	―		$	―	$583,820			$583,820			$583,820
Change in Control Agreement (14)	$	―	$	―	$	―		$	―	$509,149		$	―		$	―

John J. Patterson
SERP		$279,023		$279,023		$279,023		$	―	$323,012			$323,012	(22)		$529,023	(25)
2006 Stock Based Incentive Plan(23)		$186,011		$186,011		$186,011		$	―	$186,011			$186,011			$186,011
2008 Stock Based Incentive Plan (24)	$	―	$	―	$	―		$	―	$320,970			$320,970			$320,970
_________________________
(footnotes begin on following page)

_______________________
(1)	The SERP will pay a full benefit at age 69.
(2)
Amount represents the lump sum Mr. Collins is entitled to receive under the SERP as of December 31, 2008, in the event he is terminated due to disability prior to retirement.  Disability benefits to Mr. Collins under the SERP will commence upon the determination of disability, as elected in the Plan Participation Agreement.

(3)
Amount represents the lump sum Mr. Collins’ beneficiary is entitled to receive under the SERP in the event of his death prior to attaining age 69 as well as the amount of a lump sum payment equal to the portion of the proceeds of a life insurance policy under the SERP that exceeds the amount payable to the corporation.  As of December 31, 2008, the total value of the benefits that would be payable to Mr. Collins’ beneficiary under the life insurance policy was approximately $1,200,000.

(4)
As of December 31, 2008, 40% of the restricted stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $2.79 per share is reflected in this table.  For Mr. Collins, 31,536 unvested shares of restricted stock and 73,689 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(5)
As of December 31, 2008, none of the stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $3.48 is reflected in this table.  For Mr. Collins, 50,500 unvested shares of restricted stock and 118,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(6)
Amount represents the aggregate value of the payments and benefits Mr. Collins would be entitled to receive under his employment agreement in the event of his involuntary termination of employment (other than an involuntary termination of employment following a change in control) during the term of his employment agreement.

(7)
Amount represents the maximum value of the payments and benefits Mr. Collins would be entitled to receive under his employment agreement in the event of his involuntary termination of employment following a change in control of the corporation.  Such amount is subject to reduction in order to avoid an “excess parachute payment” under Section 280G of the Code.  In the event Mr. Collins received an excess parachute payment upon a change in control of the corporation, he would be permitted to elect which benefits to reduce in order to avoid the excess parachute payment under Code Section 280G.

(8)
Amount represents the gross benefit payable to the employee upon termination due to disability, Mr. Collins’ salary for the greater of one year, or the remaining term of his employment agreement reduced by payments to Mr. Collins under any bank sponsored short and long term disability program.

(9)
In the event of Mr. Collins’ death during the term of the employment agreement, Mr. Collins’ beneficiary will receive Mr. Collins’ base salary and continued medical, dental, and other benefits under Mr. Collins’ employment agreement for a period of one year.

(10)	Mr. Roberts is not yet vested under the SERP.
(11)	Amount represents the lump sum Mr. Roberts beneficiary is entitled to receive under the SERP in the event of his death prior to attaining age 65.
(12)
As of December 31, 2008, 40% of the restricted stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $2.79 per share is reflected in this table.  For Mr. Roberts, 10,305 unvested shares of restricted stock and 36,845 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(13)
As of December 31, 2008, none of the stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $3.48 is reflected in this table.  For Mr. Roberts, 25,000 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(14)
Under the Change in Control Agreement, in the event of the executive’s involuntary termination following a change in control, the executive would be entitled to receive (i) two times the sum of his highest salary plus highest bonus paid during the prior three years, (ii) continued life, medical, and dental coverage for the shorter of a period of 24 months, or until the executive is eligible for Medicare coverage, and (iii) a lump sum payment equal to the present value (discounted at 6%) of contributions that would have been made to the corporation’s 401(k) Plan and employee stock ownership plan of the executive’s behalf as if he had continued employment for an additional 24 month period.

(15)
Amount represents the lump sum Mr. Harvey’s beneficiary is entitled to receive under the SERP in the event of his death prior to attaining age 65 as well as the amount of a lump sum payment equal to the portion of the proceeds of a life insurance policy under the SERP that exceeds the amount payable to the corporation.  As of December 31, 2008, the total value of the benefits that would be payable to Mr. Harvey’s beneficiary under the life insurance policy was approximately $600,000.

(16)
As of December 31, 2008, 40% of the restricted stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $2.79 per share is reflected in this table.  For Mr. Harvey, 15,612 unvested shares of restricted stock and 36,845 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.  As of December 31, 2008, Mr. Harvey qualified for retirement under the plan; however, pursuant to his award agreement, Mr. Harvey will not be eligible for accelerated vesting upon his early retirement.

(17)
As of December 31, 2008, none of the stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $3.48 is reflected in this table.  For Mr. Harvey, 25,000 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(18)	Mr. Sullivan is not yet vested under the SERP.
(19)	Amount represents the lump sum Mr. Sullivan’s beneficiary is entitled to receive under the SERP in the event of his death prior to attaining age 65.
(20)
As of December 31, 2008, 40% of restricted stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $2.79 per share is reflected in this table.  For Mr. Sullivan, 15,612 unvested shares of restricted stock and 36,845 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(21)
As of December 31, 2008, none of the stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $3.48 is reflected in this table.  For Mr. Sullivan, 25,000 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

___________________
(Footnotes continue on following page)

___________________
(22)
Amount represents the present value of the payments Mr. Patterson is entitled to receive under the SERP as of December 31, 2008, in the event he is terminated due to disability prior to retirement.  Disability benefits to Mr. Patterson under the SERP will commence upon the determination of disability, as elected in the Plan Participation Agreement.

(23)
As of December 31, 2008, 40% of the restricted stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $2.79 per share is reflected in this table.  For Mr. Patterson, 8,431 unvested shares of restricted stock and 20,920 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability or retirement.  As of December 31, 2008, Mr. Patterson qualified for retirement under the plan.

(24)
As of December 31, 2008, none of the stock awards have vested.  The restricted shares of common stock granted under the plan were valued at $15.14 per share, the share price as of December 31, 2008.  The “in-the-money” value of stock options of $3.48 is reflected in this table.  For Mr. Patterson, 13,500 unvested shares of restricted stock and 33,500 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(25)
Amount represents the lump sum Mr. Patterson's beneficiary is entitled to receive under the SERP in the event of his death prior to attaining age 65, as well as the amount of a lump sum payment equal to the portion of the proceeds of a life insurance policy under the SERP that exceeds the amount payable to the Company.  As of December 31, 2008, the total value of the benefits that would be payable to Mr. Patterson's beneficiary under the life insurance policy was approximately $250,000.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2008 certain information as to the total remuneration we paid to our directors other than Mr. Collins.  Mr. Collins is not compensated for his services as a director.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2008
Name	Fees earned or paid in cash ($)	Stock awards ($)(1),(2)		Option awards ($) (1), (3)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All other compensation ($)		Total ($)
Michael F. Crowley	37,200	36,415		20,550		N/A	18,740	3,327		116,232
Carol Moore Cutting	32,400	36,415		20,550		N/A	15,933	3,327		108,625
Carol A. Leary	34,650	36,415		20,550		N/A	21,059	3,327		116,001
G. Todd Marchant	36,650	—	(5)	—	(5)	N/A	2,579	3,327		42,556
Kevin E. Ross	34,600	36,415		20,550		N/A	5,533	3,327		100,425
Robert A. Stewart, Jr.	35,450	36,415		20,550		N/A	5,204	—	(6)	97,619
Thomas H. Themistos	33,450	36,415		20,550		N/A	14,230	3,327		107,972
Michael F. Werenski	35,700	36,415		20,550		N/A	5,448	3,327		101,440
_____________________
(1)
At December 31, 2008, the aggregate number of share awards and the aggregate number of option awards granted to directors under the Company’s 2006 Stock-Based Incentive Plan were 85,500 shares and 184,500 options, respectively.  At December 31, 2008, the aggregate number of share awards and the aggregate number of option awards granted to directors under the Company’s 2008 Equity Incentive Plan were 76,000 shares and 164,000 options, respectively.

(2)	The grant date fair value of each stock award under the 2006 Stock-Based Incentive Plan was $12.85. The grant date fair value of each stock award under the 2008 Equity Incentive Plan was $11.66.
(3)
The grant date fair value of options awarded in 2006 and 2008 was $3.62 and $2.57 per option, respectively, based upon the Black-Scholes valuation model using the following assumptions for awards in 2006 and 2008, respectively: (1) expected term of option, 6.5 years and 6.5 years; (2) annual volatility of common stock, 25.7 % and 19.3%; (3) expected dividend yield of common stock, 2% and 1.88%; and (4) risk-free interest rate, 4.82% and 3.89% per annum.  No options were repriced during the year ended December 31, 2008.

(4)	In 2007, the Company established a new Director Retirement Plan as described elsewhere in this proxy statement.
(5)	Mr. Marchant became fully eligible for retirement during 2007; accordingly, the Company had no SFAS 123R expense attributable to Mr. Marchant’s stock and option awards in 2008.
(6)
Mr. Stewart elected under Section 83(b) of the Code to recognize income for the full grant of restricted stock as of the date of the award; accordingly, dividends on such shares are not considered compensation to him.

Directors’ Compensation

Director Fees.  Each individual who serves as a director of the Company currently serves as a director of the Bank and earns director fees in that capacity, unless a Company Board or committee meeting is on a separate day from a Bank Board or committee meeting.  In that case, the Company director earns the same fees as would have been paid for a Bank director or committee meeting.  Each non-employee director of the Bank is paid a fee of $950 per meeting attended, with one excused paid absence allowed (for regularly scheduled meetings only) during the course of the year.  Additionally, directors are permitted one paid remote board meeting and one paid remote committee meeting each year.  Each non-employee director serving on a Board committee is paid a fee of $550 ($650 for the Audit Committee) per committee meeting attended.  Each non-employee director also receives a fee of $550 for attending “outside workshops.”

 In addition to these per-meeting fees, each non-employee director is paid an annual retainer of $10,000, except for the Lead Director, the Audit Committee Chairperson, the Compensation Committee Chairperson and the Governance Committee Chairperson, who are paid an annual retainer of $13,000, $14,000, $14,000 and $12,000, respectively.

Each non-employee director of the Bank who also serves as a member of the Board of Directors of the United Bank Foundation is paid a fee of $250 per foundation board meeting.  The Foundation board of directors met four times in 2008. Directors Cutting, Leary, Ross and Themistos received $1,000, and Director Stewart received $750 for attending the meetings.

In 2008, the Compensation Committee engaged Pearl Meyer & Partners to conduct a competitive market review and assessment of director compensation. The Compensation Committee evaluated the board fees and retainers of a group of 20 peer banks similar in asset size to the Bank and located in the Bank’s region. Following that evaluation, and based on the recommendation of Pearl Meyer & Partners, the Compensation Committee approved the following adjustments to retainers, effective July 1, 2008, which are reflected in the retainers shown above: $1,000 additional retainer for the Lead Director; $4,000 additional retainer for the Audit Committee Chairperson and the Compensation Committee Chairperson; and $2,000 additional retainer for the Governance Committee Chairperson.

Director Retirement Plan.  The Bank has adopted a Director Retirement Plan.  The Director Retirement Plan provides for the payment of normal retirement benefits upon the director’s separation from service on or after attainment of his normal retirement age (age 72 or age 65 with 10 years of service).  The normal retirement benefit is generally equal to 70% of the average annual director’s fees over the highest three years of a Director's final 10 years of service, and will be payable in 10 annual installments commencing within 60 days after the director’s separation from service.  In the event a participant has a separation from service prior to his normal retirement date (other than due to termination for cause, disability or death), the participant will be entitled to a lesser benefit payable in ten annual installments commencing at age 65.  The amount payable will be determined by multiplying the normal retirement benefit by the director’s benefit percentage, which is 10% for each year of service, up to 100%.  A director’s benefit percentage will accelerate to 100% upon the director’s separation from service due to death, disability or a change in control.  A director may elect to receive his normal retirement benefit or early termination benefit payable in a lump sum rather than 10 annual installments, if such election was made prior to December 31, 2007, or if later, within 30 days of his initial participation in the Director Retirement Plan.  As of December 31, 2008, directors Marchant and Ross elected to receive their benefit in 10 equal installments.  All other directors elected to receive their benefit in a lump sum.

Upon a change in control of the Company, the present value of the normal retirement benefit will be paid to each director in a lump sum within 30 days of the change in control, irrespective of whether the director has a separation from service.  If a director dies while serving on the board, the director’s beneficiary will be entitled to the normal retirement benefit as if the director had survived until normal retirement age, provided that the average annual director’s fees will be determined as of the director’s date of death, and will be payable in the form selected by the director within 60 days of the director’s death.  If the director dies after separation from service but before payments of his benefits under the Director Retirement Plan have commenced, or after payments have commenced but before they are completed, the director’s beneficiary will be entitled to the benefits in the form that would have been paid to the director.  In the event a director has a termination for cause, the director will forfeit all rights to benefits under the Director Retirement Plan.

Transactions with Certain Related Persons

The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business. All transactions, including such loans, between the Bank and the Company’s executive officers, directors, nominees for director, holders of 10% or more of the shares of its Common Stock and affiliates thereof, and immediate family members of such persons, (A) were made in the ordinary course of business, (B) were made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loans to other persons and (C) did not involve more than the normal risk of collectability or present other unfavorable features.  The balance of loans outstanding to directors, nominees for director, executive officers and their related interests amounted to $2.0 million as of February 27, 2009.

 The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from:  (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, however, one of which is applicable to the Company.  Namely, this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Company’s directors and officers by the Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder.

The Bank also engages in commercial transactions in the ordinary course of business with various business organizations that have directors or executive officers of the Bank or the Company as their officers, partners, members or stockholders.  Examples of such transactions are described in this Proxy Statement under the heading “Board Independence.” While the Company and the Bank do not have formal written policies and procedures for review of such transactions, all such transactions are monitored and documented by management, and reviewed and ratified by the full Board of Directors (with the affected Board member abstaining from the discussion and vote).  In ratifying such transactions, the Board of Directors considers, among other things, the potential impact of the transaction on the independence of the affected Board member.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has approved the engagement of Grant Thornton LLP to be the Company’s independent registered public accounting firm for the 2009 year, subject to the ratification of the engagement by the Company’s stockholders. At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Grant Thornton LLP for the Company’s year ending December 31, 2009.  A representative of Grant Thornton LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

Stockholder ratification of the selection of the independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the independent registered public accounting firm selected by the Audit Committee, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Grant Thornton LLP to the Company during 2008 and 2007:

Audit Fees.  During 2008, the fees for professional services rendered by Grant Thornton LLP were $309,574.  Such fees related to the audit of the Company’s annual consolidated financial statements, including services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act related to internal control over financial reporting, and the review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and consent in connection with the Company’s registration statement on Form S-8. During 2007, the fees for professional services rendered by Grant Thornton LLP were $588,758.  Such fees related to the Company’s filing of the registration statement on Form S-1 of $243,947 and the audit of the Company’s annual consolidated financial statements, including services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act related to internal control over financial reporting, and review of the interim consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q, and consent in connection with the Company’s registration statement on Form S-8 of $344,811.

Audit-Related Fees.  There were no audit-related fees in 2008.  In 2007, audit-related fees totaled $14,060, and related to the audit by Grant Thornton LLP of the United Bank Employee Stock Ownership Plan.

Tax Fees.  During the past two years the fees billed for professional services by Grant Thornton LLP for tax services such as tax advice, tax planning, tax compliance and the review of tax returns were $11,585 for 2008 and $31,645 for 2007. All tax fees billed by Grant Thornton LLP during 2008 and 2007 were pre-approved by the Audit Committee.

All Other Fees.  There were no fees billed to the Company by Grant Thornton LLP during the past two fiscal years that are not described above.

The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its independent registered public accounting firm.  The Audit Committee concluded that performing such services in 2008 did not affect the independent registered public accounting firm’s independence in performing its function as auditors of the Company’s financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In 2008 and 2007, there were no fees paid to Grant Thornton LLP that were not pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 95 Elm Street, West Springfield, Massachusetts 01089, no later than November 13, 2009. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS AND ADVANCE NOTICE PROCEDURES

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.  The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

The Bylaws of the Company provide an advance notice procedure for certain business or nominations to the Board of Directors to be brought before an annual meeting. In order for a stockholder to properly bring business before this first Annual Meeting of the Company or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not later than the close of business on the 90th day prior to the date of the Annual Meeting and not earlier than the close of business on the 120th day prior to the date of the Annual Meeting.  No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice hereunder.

A stockholder’s notice must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and in the case of nominations to the Board of Directors, certain information regarding the nominees; (ii) the name and address of the stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the stockholder and the beneficial owner; (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business; and (v) a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.  Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

The date on which the next Annual Meeting of Stockholders is expected to be held is April 15, 2010.  Advance written notice of business or nominations to the Board of Directors to be brought before the 2009 Annual Meeting of Stockholders must be made in writing and delivered to the Secretary of the Company no later than November 17, 2009.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the annual meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the annual meeting, as to which they shall act in accordance with their best judgment.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company.  Proxies also may be solicited personally or by mail, telephone or telegraph by the Company’s directors, officers and employees, without additional compensation therefor. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO DENA M. HALL, SENIOR VICE PRESIDENT, UNITED FINANCIAL BANCORP, INC., 95 ELM STREET, WEST SPRINGFIELD, MASSCHUSETTS 01089, OR CALL AT 413-787-1700.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Terry J. Bennett

Terry J. Bennett
Corporate Secretary

West Springfield, Massachusetts
March 13, 2009

REVOCABLE PROXY

UNITED FINANCIAL BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
April 16, 2009

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of United Financial Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the office of United Bank at 95 Elm Street, West Springfield, Massachusetts at 2:00 p.m. (local time) on April 16, 2009.  The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

	FOR	VOTE WITHHELD
1. The election as Directors of all nominees listed below each to serve for a three-year term:	☐	☐
Kevin E. Ross Robert A. Stewart, Jr. Thomas H. Themistos
INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.	FOR	AGAINST	ABSTAIN

2. The ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of United Financial Bancorp, Inc. at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of United Financial Bancorp, Inc. at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the annual meeting.

The undersigned acknowledges receipt from United Financial Bancorp, Inc. prior to the execution of this proxy of a Notice of the annual meeting, audited financial statements and a proxy statement dated March 13, 2009.

Dated: __________, 2009	☐ Check Box if You Plan
to Attend Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 16, 2009—THE ANNUAL MEETING PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND UNITED FINANCIAL BANCORP, INC.’S 2008 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE ON THE INTERNET AT HTTP://WWW.UBNKPROXYMATERIALS.COM.